Exhibit 10.24
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of November 1, 2006, by and between HRB Management, Inc., a Missouri Corporation (the “Company”), and Carol Graebner (“Executive”).
ARTICLE ONE
EMPLOYMENT
          1.01 Agreement as to Employment. Effective November 13, 2006, (the “Employment Date”), the Company hereby employs Executive to serve in the capacity of Executive Vice President and General Counsel of H&R BLOCK, INC., a Missouri Corporation (“Block”) and the indirect parent corporation of the Company, and Executive hereby accepts such employment by the Company, subject to the terms of this Agreement. The Company reserves the right, in its sole discretion, to change the title of Executive at any time.
          1.02 Duties.
          (a) Executive is employed by the Company to serve as its Executive Vice President and General Counsel, subject to the authority and direction of Block’s Board of Directors (the “Board”) and the Chief Executive Officer of Block. Subject to Section 1.07 hereof, the Company reserves the right to modify, delete, add, or otherwise change Executive’s job responsibilities and job description, in its sole discretion, at any time. Executive will perform such other duties, which may be beyond the scope of the job description, as are assigned to Executive from time to time.
          (b) So long as Executive is employed under this Agreement, Executive agrees to devote Executive’s full business time and efforts exclusively on behalf of the Company and to competently and diligently discharge Executive’s duties hereunder. Executive will not be prohibited from engaging in such personal, charitable, or other nonemployment activities that do not interfere with Executive’s full-time employment hereunder and that do not violate the other provisions of this Agreement or the H&R Block, Inc. Code of Business Ethics & Conduct, which Executive acknowledges having read and understood. Executive will comply fully with all reasonable policies of the Company as are from time to time in effect and applicable to Executive’s position. Executive understands that the business of Block, the Company, and/or any other direct or indirect subsidiary of Block (each such other subsidiary an “Affiliate”) may be subject to governmental regulation, some of which may require Executive to submit to background investigation as a condition of Block, the Company, and/or Affiliates’ participation in certain activities subject to such regulation. If Executive, Block, the Company, or Affiliates are unable to participate, in whole or in part, in any such activity as the result of any action or inaction on the part of Executive, then this Agreement and Executive’s employment hereunder may be terminated by the Company without notice.

          1.03 Compensation.
          (a) Base Salary. The Company will pay to Executive a gross salary at an annual rate of $400,000 (“Base Salary”), payable semimonthly or at any other pay periods as the Company may use for its other executive-level employees. The Base Salary will be reviewed for adjustment, no less often than annually during the term of Executive’s employment hereunder and, if adjusted, such adjusted amount will become the “Base Salary” for purposes of this Agreement.
          (b) Short-Term Incentive Compensation. Executive shall participate in the H&R Block short-term incentive program (which for certain highly compensated executives may include the H&R Block Executive Performance Short-Term Incentive Plan) (the “Program”) as applicable to executives of the Company for its fiscal year 2006 (which ends April 30, 2007) and fiscal years thereafter. Under such Program, Executive shall have an aggregate target incentive award equal to 60% of Base Salary and an opportunity to earn a bonus at a maximum of 200% of Base Salary (prorated as described below). Notwithstanding the foregoing, under the Program for fiscal year 2006, Executive shall receive a minimum guaranteed short-term compensation award in the amount of $200,000 (the “Minimum Guarantee”). Other than the payment of the Minimum Guarantee, the payment of the award under the Program shall be based upon such performance criteria which shall be determined by the Compensation Committee of the Board. Under such Program for fiscal year 2006 only, and other than the Minimum Guarantee, which in no event will be prorated, Executive’s actual incentive compensation shall be prorated based upon Executive’s actual gross wages for the fiscal year, provided that, subject to Section 1.07, Executive must remain employed through April 30, 2007 to receive any payments under the Program. Such incentive compensation, including the Minimum Guarantee, shall be paid to Executive following the completion of fiscal year 2006 when the incentive compensation is paid to other senior executives of the Company.
          (c) Stock Options. As authorized under the H&R Block 2003 Long-Term Executive Compensation Plan, as amended (the “2003 Plan”), Executive shall be granted on the first day of the month following the Employment Date a stock option under the 2003 Plan to purchase 50,000 shares of Block’s common stock at an option price per share equal to its closing price on the New York Stock Exchange on the first day of the month following the Employment Date (e.g. December 1, 2006) such option to expire on the tenth anniversary of the date of grant; to vest and become exercisable as to one-third (16,667) of the shares covered thereby on the first anniversary of the date of grant, as to an additional one-third (16,667) of such shares on the second anniversary of the date of grant, and as to the remaining one-third (16,666) of the shares on the third anniversary of the date of grant; to be an incentive stock option for the maximum number of shares permitted by Internal Revenue Code of 1986, as amended (the “Code”) Section 422 and the regulations promulgated thereunder; and to otherwise be a nonqualified stock option. Any non-vested portion of stock options awarded pursuant to this Section 1.03(c) shall vest upon a Change of Control (as such term is defined herein) pursuant to the terms of the H&R Block 2003 Long-Term Executive Compensation Plan Award Agreement (the “Award Agreement”).
          (d) Restricted Stock. Executive shall be awarded on the first day of the month following the Employment Date (e.g. December 1, 2006), 10,000 Restricted Shares of Block’s common stock under the 2003 Plan. One-third of the 10,000 shares shall vest (i.e., the restrictions on such shares shall terminate), respectively, on each of the first three anniversaries following the Employment Date (e.g., 3,334 shall vest on the first anniversary, 3,333 shall vest on the second anniversary, and 3,333 shall vest on the third anniversary). Prior to the time such Restricted Shares are so vested, (i) such Restricted Shares shall be nontransferable, and (ii) Executive shall be entitled to receive any cash dividends payable with respect to unvested Restricted Shares and to vote such unvested Restricted Shares at any meeting of the shareholders of Block. Any non-vested portion of the Restricted Shares awarded pursuant to this Section 1.03(d) shall, upon a Change of Control (as such term is defined herein) and termination of Executive’s employment in accordance with the terms of Section 1.07(c)(i), vest and the restrictions on such shares (or the equivalent of such shares of any successor entity) shall terminate effective as of the Last Day of Employment (as defined in Section 1.07(c)(i) of this Agreement).
          1.04 Relocation Benefits.
          (a) The Company will reimburse Executive for reasonable packing, shipping, transportation costs and other expenses incurred by Executive in relocating Executive, Executive’s family and personal property to the Greater Kansas City Area, in accordance with the H&R Block Executive Relocation Program.
          (b) To the extent that Executive incurs taxable income related to any relocation benefits paid pursuant to this Agreement, the Company will pay to Executive such additional amount as is necessary to “gross up” such benefits and cover the anticipated income tax liability resulting from such taxable income.
          1.05 Business Expenses. The Company will promptly pay directly, or reimburse Executive for, all business expenses, to the extent such expenses are paid or incurred by Executive during the term hereof in accordance with the Company’s policy in effect from time to time and to the extent such expenses are reasonable and necessary to the conduct by Executive of the Company’s business.
          1.06 Fringe Benefits; Short-Term and Long-Term Incentive Compensation. During the term of Executive’s employment hereunder, and subject to the discretionary authority given to the applicable benefit plan administrators, the Company will make available to Executive such insurance, sick leave, deferred compensation, short-term incentive compensation, bonuses, stock options, performance shares, restricted stock, retirement, vacation, and other like benefits as are approved and provided from time to time to the other executive-level employees of the Company or Affiliates. Coverage and eligibility for any such benefits are subject to the terms of the various Plans as they may be amended from time to time pursuant to their respective terms.
          1.07 Termination of Employment.
          (a) Without Notice. The Company may, at any time, in its sole discretion, terminate the employment of Executive without notice in the event of:
          (i) Executive’s misconduct that materially interferes with or prejudices the proper conduct of the business of Block, the Company or any Affiliate or which may reasonably result in harm to the reputation of Block, the Company and/or any Affiliate; or
          (ii) Executive’s commission of an act materially and demonstrably detrimental to the good will of Block or any subsidiary of Block, which act constitutes gross negligence or willful misconduct by Executive in the performance of Executive’s material duties to Block or such subsidiary; or
          (iii) Executive’s commission of any act of dishonesty or breach of trust resulting or intending to result in material personal gain or enrichment of Executive at the expense of Block or any subsidiary of Block; or
          (iv) Executive’s violation of Article Two or Three of this Agreement; or
          (v) Executive’s conviction of a misdemeanor (involving an act of moral turpitude) or a felony; or
          (vi) Executive’s disobedience, insubordination or failure to discharge Executive’s duties; or
          (vii) The inability of Executive, Block, the Company, and/or an Affiliate to participate, in whole or in part, in any activity subject to governmental regulation as the result of any action or inaction on the part of Executive, as described in Section 1.02(b); or
          (viii) Executive’s death or total and permanent disability. The term “total and permanent disability” will have the meaning ascribed thereto under any long-term disability plan maintained by the Company or Block for executives of the Company.
          (b) With Notice. Either party may terminate the employment of Executive for any reason, or no reason, by providing not less than 45 days’ prior written notice of such termination to the other party, and, if such notice is properly given, Executive’s employment hereunder will terminate as of the close of business on the 45th day after such notice is deemed to have been given or such later date as is specified in such notice.
          (c) Termination Due to a Change of Control.
          (i) If Executive terminates Executive’s employment under this Agreement during the 180-day period following the date of the occurrence of a “Change of Control” of Block then, upon any such termination of Executive’s employment and conditioned on Executive’s execution of an agreement with the Company under which Executive releases all known and potential claims related to Executive’s employment against Block, the

Company, and Affiliates, the Company will provide Executive with Executive’s election (the “Change of Control Election”) of the same level of severance compensation and benefits as would be provided under the H&R Block Severance Plan (the “Severance Plan”) as the Severance Plan exists (A) on the date of this Agreement or (B) on Executive’s last day of active employment by the Company or any Affiliate (the “Last Day of Employment”), as if Executive had incurred a termination of employment that would result in the receipt of benefits as a participant in the Severance Plan; provided, however, (1) Executive will be credited with no less than 12 “Years of Service” (as such term is defined in the Severance Plan) for the purpose of determining severance compensation under Section 4(a) of the Severance Plan as it exists on the date of this Agreement or the comparable section of a relevant severance plan as it may exist on Executive’s Last Day of Employment (“Future Severance Plan”), notwithstanding any provision in the Severance Plan or Future Severance Plan to the contrary, and (2) all restrictions on any nonvested Restricted Shares (as defined in the applicable award agreement) awarded to Executive pursuant to Section 1.03(d), or under the 2003 Plan or any comparable plan shall terminate and such Restricted Shares shall be fully vested, notwithstanding any provision in the Severance Plan or Future Severance Plan to the contrary. The Severance Plan as it exists on the date of this Agreement is attached hereto as Exhibit A. Executive must notify the Company in writing within 5 business days after Executive’s Last Day of Employment of Executive’s Change of Control Election. Severance compensation and benefits provided under this Section 1.07(c) will terminate immediately if Executive violates Sections 3.02, 3.03, or 3.05 of this Agreement or becomes reemployed with the Company or an Affiliate.
          (ii) For the purpose of this subsection, a “Change of Control” means:
          (A) the acquisition, other than from Block, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the then outstanding voting securities of Block entitled to vote generally in the election of directors, but excluding, for this purpose, (i) any such acquisition by Block or any of its subsidiaries, or any employee benefit plan (or related trust) of Block or its subsidiaries, or (ii) any corporation with respect to which, following such acquisition, more than 50% of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of Block immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding voting securities of Block entitled to vote generally in the election of directors; or
          (B) individuals who, as of the date hereof, constitute the Board (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual or individuals becoming a director subsequent to the date hereof, whose election, or nomination for election by Block’s shareholders, was approved by a vote of at least a majority of the Board (or nominating committee of the Board) will be considered as though such individual were a member or members of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Block (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or
          (C) the completion of a reorganization, merger or consolidation of Block, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of Block immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation; or
          (D) a complete liquidation or dissolution of Block or the sale or other disposition of all or substantially all of the assets of Block.
          (d) Severance. Executive will receive severance compensation and benefits as would be provided under the Severance Plan, as the same may be amended from time to time, if Executive incurs a “Qualifying Termination,” as such term is defined in Section 1.07(e) hereof (and without regard to whether the termination is with or without notice under this Agreement), and executes an agreement with the Company under which Executive releases all known and potential claims related to Executive’s employment against Block, the Company, and Affiliates. Such compensation and benefits will be Executive’s election (the “Severance Election”) of the same level of severance compensation and benefits as would be provided under the Severance Plan as such plan exists either (A) on the date of this Agreement or (B) Executive’s Last Day of Employment; provided, however, (1) the “Severance Period” (as such term is defined in the Severance Plan) will be 12 months, notwithstanding any provision in the Severance Plan or Future Severance Plan to the contrary, (2) Executive will be credited with no less than 12 “Years of Service” (as such term is defined in the Severance Plan) for the purpose of determining severance compensation under Section 4(a) of the Severance Plan as it exists on the date of this Agreement or Future Severance Plan, notwithstanding any provision in the Severance Plan as it exists on the date of this Agreement or Future Severance Plan to the contrary, and (3) all restrictions on any nonvested Restricted Shares awarded to Executive, including those awarded pursuant to Section 1.03(d), that would have vested in accordance with their terms by reason of lapse of time within 18 months after the effective date of the termination of employment (absent such termination of employment) shall terminate and such Restricted Shares shall be fully vested and any Restricted Shares that would not have vested in accordance with their terms by reason of lapse of time within 18 months after the effective date of termination of employment shall be forfeited, notwithstanding any provision in the Severance Plan as it exists on the date of this Agreement or Future Severance Plan to the contrary.

The Severance Plan as it exists on the date of this Agreement is attached hereto as Exhibit A. Executive must notify the Company in writing within 5 business days after Executive’s Last Day of Employment of Executive’s Severance Election. Severance compensation and benefits provided under this Section 1.07(d) will terminate immediately if Executive violates Sections 3.02, 3.03, or 3.05 of this Agreement or becomes reemployed with the Company or an Affiliate.
          (e) Qualifying Termination. For purposes of this Agreement, and notwithstanding the terms of the Severance Plan or Future Severance Plan or any other agreement between Executive and the Company, the term “Qualifying Termination” shall mean (i) the termination of Executive’s employment by Executive upon or in connection with the redefinition of Executive’s position to a lower salary rate or grade, or a reduction in Executive’s Base Salary, duties and responsibilities; or (ii) the involuntary termination of Executive, other than the termination by the Company of Executive’s employment pursuant to Section 1.07(a) of this Agreement .
          (f) Further Obligations. Upon termination of Executive’s employment under this Agreement, neither the Company, Block, nor any Affiliate will have any further obligations under this Agreement and no further payments of Base Salary or other compensation or benefits will be payable by the Company, Block, or any Affiliate to Executive, except (i) as set forth in this Section 1.07, (ii) as required by the express terms of any written benefit plans or written arrangements maintained by the Company or Block and applicable to Executive at the time of such termination of Executive’s employment, or (iii) as may be required by law.
ARTICLE TWO
CONFIDENTIALITY
          2.01 Background and Relationship of Parties. The parties hereto acknowledge (for all purposes including, without limitation, Articles Two and Three of this Agreement) that Block and its subsidiaries have been and will be engaged in a continuous program of acquisition and development respecting their businesses, present and future, and that, in connection with Executive’s employment by the Company, Executive will be expected to have access to all information of value to the Company and Block and that Executive’s employment creates a relationship of confidence and trust between Executive and Block with respect to any information applicable to the businesses of Block and its subsidiaries. Executive will possess or have unfettered access to information that has been created, developed, or acquired by Block and its subsidiaries or otherwise become known to Block and its subsidiaries and which has commercial value in the businesses in which Block and its subsidiaries have been and will be engaged and has not been publicly disclosed by Block. All information described above is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes trade secrets, customer lists and information, employee lists and information, developments, systems, designs, software, databases, know-how, marketing plans, product information, business and financial information and plans, strategies, forecasts, new products and services, financial statements, budgets, projections, prices, and acquisition and disposition plans. Proprietary Information does not include any portions of such information which are now or hereafter made public by third parties in a lawful manner or made public by parties hereto without violation of this Agreement.
          2.02 Proprietary Information is Property of Block.
          (a) All Proprietary Information is the sole property of Block (or the applicable subsidiary of Block) and its assigns, and Block (or the applicable subsidiary of Block) is the sole owner of all patents, copyrights, trademarks, names, and other rights in connection therewith and without regard to whether Block (or any subsidiary of Block) is at any particular time developing or marketing the same. Executive hereby assigns to Block any rights Executive may have or may acquire in such Proprietary Information. At all times during and after Executive’s employment with the Company or any Affiliate, Executive will keep in strictest confidence and trust all Proprietary Information and Executive will not use or disclose any Proprietary Information without the written consent of Block, except as may be necessary in the ordinary course of performing duties as an employee of the Company or as may be required by law or the order of any court or governmental authority.
          (b) In the event of any termination of Executive’s employment hereunder, Executive will promptly deliver to the Company all copies of all documents, notes, drawings, programs, software, specifications, documentation, data, Proprietary Information, and other materials and property of any nature belonging to Block or any subsidiary of Block and obtained during the course of Executive’s employment with the Company. In addition, upon such termination, Executive will not remove from the premises of Block or any subsidiary of Block any of the foregoing or any reproduction of any of the foregoing or any Proprietary Information that is embodied in a tangible medium of expression.
ARTICLE THREE
NON-HIRING; NON-SOLICITATION; NO CONFLICTS; NON-COMPETITION
          3.01 General. The parties hereto acknowledge that, during the course of Executive’s employment by the Company, Executive will have access to information valuable to the Company and Block concerning the employees of Block and its subsidiaries (“Block Employees”) and, in addition to Executive’s access to such information, Executive may, during (and in the course of) Executive’s employment by the Company, develop relationships with such Block Employees whereby information valuable to Block and its subsidiaries concerning the Block Employees was acquired by Executive. Such information includes, without limitation: the identity, skills, and performance levels of the Block Employees, as well as compensation and benefits paid by Block to such Block Employees. Executive agrees and understands that it is important to protect Block, the Company, Affiliates and their employees, agents, directors, and clients from the unauthorized use and appropriation of Block Employee information, Proprietary Information, and trade secret business information developed, held, or used by Block, the Company, or Affiliates, and to protect Block, the Company, and Affiliates and their employees, agents, directors, and customers Executive agrees to the covenants described in this Article Three.

          3.02 Non-Hiring. During the period of Executive’s employment hereunder, and for a period of 1 year after Executive’s Last Day of Employment, Executive may not directly or indirectly recruit, solicit, or hire any Block Employee or otherwise induce any such Block Employee to leave the employment of Block (or the applicable employer-subsidiary of Block) to become an employee of or otherwise be associated with any other party or with Executive or any company or business with which Executive is or may become associated. The running of the 1-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.
          3.03 Non-Solicitation. During the period of Executive’s employment hereunder and during the time Executive is receiving payments hereunder, and for 2 years after the later of Executive’s Last Day of Employment or cessation of such payments, Executive may not directly or indirectly solicit or enter into any arrangement with any person or entity which is, at the time of the solicitation, a significant customer of the Company or an Affiliate for the purpose of engaging in any business transaction of the nature performed by the Company or such Affiliate, or contemplated to be performed by the Company or such Affiliate, for such customer, provided that this Section 3.03 will only apply to customers for whom Executive personally provided services while employed by the Company or an Affiliate or customers about whom or which Executive acquired material information while employed by the Company or an Affiliate. The running of the 2-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.
          3.04 No Conflicts. Executive represents in good faith that, to the best of Executive’s knowledge, the performance by Executive of all the terms of this Agreement will not breach any agreement to which Executive is or was a party and which requires Executive to keep any information in confidence or in trust. Executive has not brought and will not bring to the Company or Block nor will Executive use in the performance of employment responsibilities at the Company any proprietary materials or documents of a former employer that are not generally available to the public, unless Executive has obtained express written authorization from such former employer for their possession and use. Executive has not and will not breach any obligation of confidentiality that Executive may have to former employers and Executive will fulfill all such obligations during Executive’s employment with the Company.
          3.05 Non-Competition. During the period of Executive’s employment hereunder and for 2 years after the Executive’s Last Day of Employment, Executive may not engage in, or own or control any interest in (except as a passive investor in less than one percent of the outstanding securities of publicly held companies), or act as an officer, director or employee of, or consultant, advisor or lender to, any firm, corporation, partnership, limited liability company, institution, business, government agency, or entity that engages in any line of business that is competitive with any Line of Business of Block (as defined below), provided that this Section 3.05 will not apply to Executive if Executive’s primary place of employment by the Company or an Affiliate as of the Last Day of Employment is in either the State of California or the State of North Dakota. “Line of Business of Block” means any line of business (including lines of business under evaluation or development) of the Company, as well as any one or more lines of business (including lines of business under evaluation or development) of any Affiliate by which Executive was employed during the two-year period preceding the Last Day of Employment, provided that, “Line of Business of Block” will in all events include, but not be limited to, the income tax return preparation business, and provided further that if Executive’s employment was, as of the Last Day of Employment or during the 2-year period immediately prior to the Last Day of Employment, with HRB Management, Inc. or any successor entity thereto, “Line of Business of Block” means any line of business (including lines of business under evaluation or development) of Block and all of its subsidiaries. The running of the 2-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.
          3.06 Reasonableness of Restrictions. Executive and the Company acknowledge that the restrictions contained in this Agreement are reasonable, but should any provisions of any Article of this Agreement be determined to be invalid, illegal, or otherwise unenforceable or unreasonable in scope by any court of competent jurisdiction, the validity, legality, and enforceability of the other provisions of this Agreement will not be affected thereby and the provision found invalid, illegal, or otherwise unenforceable or unreasonable will be considered by the Company and Executive to be amended as to scope of protection, time, or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that court and, as so amended, will be enforced.
ARTICLE FOUR
MISCELLANEOUS
     4.01 Third-Party Beneficiary. The parties hereto agree that Block is a third-party beneficiary as to the obligations imposed upon Executive under this Agreement and as to the rights and privileges to which the Company is entitled pursuant to this Agreement, and that Block is entitled to all of the rights and privileges associated with such third-party-beneficiary status.
     4.02 Entire Agreement. This Agreement supersedes all previous employment agreements, whether written or oral between Executive and the Company and constitutes the entire agreement and understanding between the Company and Executive concerning the subject matter hereof. No modification, amendment, termination, or waiver of this Agreement will be binding unless in writing and signed by Executive and a duly authorized officer of the Company. Failure of the Company, Block, or Executive to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such terms, covenants, and conditions. If, and to the extent that, any other written or oral agreement between Executive and Company or Block is inconsistent with or contradictory to the terms of this Agreement, the terms of this Agreement shall apply.
     4.03 Specific Performance. The parties hereto acknowledge that money damages alone will not adequately compensate the Company or Block or Executive for breach of any of the covenants and agreements set forth in Articles Two and Three herein and, therefore, in the event of the breach or threatened breach of any such covenant or agreement by either party, in addition to all other remedies available at law, in equity or otherwise, a wronged party will be entitled to injunctive relief compelling specific performance of (or other compliance with) the terms hereof.
     4.04 Successors and Assigns. This Agreement is binding upon Executive and the heirs, executors, assigns and administrators of Executive or Executive’s estate and property and will inure to the benefit of the Company, Block and their successors and assigns. Executive may not assign or transfer to others the obligation to perform Executive’s duties hereunder. The Company may assign this Agreement to an Affiliate with the consent of Executive, in which case, after such assignment, the “Company” means the Affiliate to which this Agreement has been assigned.
     4.05 Withholding Taxes. From any payments due hereunder to Executive from the Company, there will be withheld amounts reasonably believed by the Company to be sufficient to satisfy liabilities for federal, state, and local taxes and other charges and customary withholdings. Executive remains primarily liable to such authorities for such taxes and charges to the extent not actually paid by the Company. This Section 4.05 does not affect the Company’s obligation to “gross up” any relocation benefits paid to Executive pursuant to Subsection 1.04(b).
     4.06 Certain Adjustments of Payments by Company. If Executive is liable for the payment of any excise tax (the “Basic Excise Tax”) because of Code Section 4999, or any successor or similar provision, with respect to any payments or benefits received or to be received from the Company or any successor to the Company, whether provided under this Agreement or otherwise, the Company shall pay Executive an amount (the “Special Reimbursement”) which, after payment by Executive (or on Executive’s behalf) of any federal, state and local taxes applicable thereto, including, without limitation, any further excise tax under such Code Section 4999, on, with respect to or resulting from the Special Reimbursement, equals the net amount of the Basic Excise Tax. If any federal income taxes are imposed on any benefits provided to Executive, the Company shall “gross up” Executive for such tax liability by paying to Executive an amount sufficient so that after payment of all such taxes so imposed, Executive’s position is what it would have been had no such taxes been imposed. Executive will cooperate with the Company to minimize the tax consequences to Executive and to the Company so long as the actions proposed to be taken by the Company do not cause any additional tax consequences to Executive and do not prolong or delay the time that payments are to be made, or the amount of payments to be made, unless Executive consents, in writing, to any delay or deferment of payment. Except as otherwise indicated in this Section 4.06, Executive shall be liable for and shall pay all income taxes owed by virtue of any payments made to Executive under this Agreement.
     4.07 Indemnification. To the fullest extent permitted by law and Block’s Bylaws, the Company hereby indemnifies during and after the period of Executive’s employment hereunder Executive from and against all loss, costs, damages, and expenses including, without limitation, legal expenses of counsel selected by the Company to represent the interests of Executive (which expenses the Company will, to the extent so permitted, advance to executive as the same are incurred) arising out of or in connection with the fact that Executive is or was a director, officer, attorney, employee, or agent of the Company or Block or serving in such capacity for another corporation at the request of the Company or Block. Notwithstanding the foregoing, the indemnification provided in this Section 4.07 will not apply to any loss, costs, damages, and expenses arising out of or relating in any way to any employment of Executive by any former employer or the termination of any such employment.
     4.08 Right to Offset. To the extent not prohibited by applicable law and in addition to any other remedy, the Company has the right but not the obligation to offset any amount that Executive owes the Company under this Agreement against any amounts due Executive by Block, the Company, or Affiliates.
     4.09 Notices. All notices required or desired to be given hereunder must be in writing and will be deemed served and delivered if delivered in person or mailed, postage prepaid to Executive at: 4950 Central, No. 103, Kansas City, MO 64112 and to H&R Block, Inc., One H&R Block Way, Kansas City, Missouri 64105, Attn: Corporate Secretary; or to such other address and/or person designated by either party in writing to the other party. Any notice given by mail will be deemed given as of the date it is so mailed and postmarked or received by a nationally recognized overnight courier for delivery.
     4.10 Counterparts. This Agreement may be signed in counterparts and delivered by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts.
     4.11 Section 409A. Notwithstanding anything in this Agreement to the contrary, if any provision would result in the imposition of an applicable tax under Code Section 409A and related Treasury guidance (“Section 409A”), that provision will be reformed to avoid imposition of the applicable tax and no action taken to comply with Code Section 409A shall be taken without the Executive’s consent if it will adversely affect the Executive’s rights to any compensation or benefits hereunder .
     4.12 Arbitration. The parties hereto may attempt to resolve any dispute hereunder informally via mediation or other means. Otherwise, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall, except as provided in Article Three, be adjusted only by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in Kansas City, Missouri, or such other place as may be agreed upon at the time by the parties to the arbitration. The arbitrator(s) shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys’ fees of the parties, as well as the arbitrator’s fees and expenses, in such proportions as the arbitrator deems just.
     4.13 Choice of Law. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Missouri, excluding any conflicts of law, rule or principle that might otherwise refer to the substantive law of another jurisdiction.

EXECUTIVE:
Dated: November 1, 2006	/s/ Carol Graebner
Carol Graebner

Accepted and Agreed: HRB Management, Inc. a Missouri Corporation
By:	/s/ Mark A. Ersnst
Mark A. Ernst, President and Chief Executive Officer

Dated: November 1, 2006

Exhibit A
H&R BLOCK SEVERANCE PLAN
Amended and Restated August 11, 2003
1. Purpose. The H&R Block Severance Plan is a welfare benefit plan established by HRB Management, Inc., an indirect subsidiary of H&R Block, Inc., for the benefit of certain subsidiaries of H&R Block, Inc. in order to provide severance compensation and benefits to certain employees of such subsidiaries whose employment is involuntarily terminated under the conditions set forth herein. This document constitutes both the plan document and the summary plan description required by the Employee Retirement Income Security Act of 1974.
2. Definitions.
(a) “Cause” means one or more of the following grounds of an Employee’s termination of employment with a Participating Employer:
(i) misconduct that interferes with or prejudices the proper conduct of the Company, the Employee’s Participating Employer, or any other affiliate of the Company, or which may reasonably result in harm to the reputation of the Company, the Employee’s Participating Employer, or any other affiliate of the Company;
(ii) commission of an act of dishonesty or breach of trust resulting or intending to result in material personal gain or enrichment of the Employee at the expense of the Company, the Employee’s Participating Employer, or any other affiliate of the Company;
(iii) commission of an act materially and demonstrably detrimental to the good will of the Company, the Employee’s Participating Employer, or any other affiliate of the Company, which act constitutes gross negligence or willful misconduct by the Employee in the performance of the Employee’s material duties;
(iv) material violations of the policies or procedures of the Employee’s Participating Employer, including, but not limited to, the H&R Block Code of Business Ethics & Conduct, except those policies or procedures with respect to which an exception has been granted under authority exercised or delegated by the Participating Employer;
(v) disobedience, insubordination or failure to discharge employment duties;
(vi) conviction of, or entrance of a plea of guilty or no contest, to a misdemeanor (involving an act of moral turpitude) or a felony;

(vii) inability of the Employee, the Company, the Employee’s Participating Employer, and/or any other affiliate of the Company to participate, in whole or in part, in any activity subject to governmental regulation as the result of any action or inaction on the part of the Employee;
(viii) the Employee’s death or total and permanent disability. The term “total and permanent disability” will have the meaning ascribed thereto under any long-term disability plan maintained by the Employee’s Participating Employer;
(ix) any grounds described as a discharge or other similar term on the Participating Employer’s separation review form or other similar document stating the reason for the Employee’s termination of employment, including poor performance; or
(x) any other grounds of termination of employment that the Participating Employer deems for cause.
Notwithstanding the definition of Cause above, if an Employee’s employment with a Participating Employer is subject to an employment agreement that contains a definition of “cause” for purposes of termination of employment, such definition of “cause” in such employment agreement shall replace the definition of Cause herein for the purpose of determining whether the Employee has incurred a Qualifying Termination, but only with respect to such Employee.
(b) “Company” means H&R Block, Inc.
(c) “Employee” means a regular full-time or part-time, active employee of a Participating Employer whose employment with a Participating Employer is not subject to an employment contract that contains a provision that includes severance benefits. This definition expressly excludes employees of a Participating Employer classified as seasonal, temporary and/or inactive and employees who are customarily employed by a Participating Employer less than 20 hours per week.
(d) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(e) “Hour of Service” means each hour for which an individual was entitled to compensation as a regular full-time or part-time employee from a subsidiary of the Company.
(f) “Line of Business of the Company” with respect to a Participant means any line of business of the Participating Employer by which the Participant was employed as of the Termination Date, as well as any one or more lines of business of any other subsidiary of the Company by which the Participant was employed during the two-year period preceding the Termination Date, provided that, if Participant’s employment was, as of the Termination Date or during the two-year period immediately prior to the Termination Date, with HRB Management, Inc. or any successor entity thereto, “Line of Business of the Company” shall mean any lines of business of the Company and all of its subsidiaries.
(g) “Monthly Salary” means –
(i) with respect to an Employee paid on a salary basis, the Employee’s current annual salary divided by 12; and
(ii) with respect to an Employee paid on an hourly basis, the Employee’s current hourly rate times the number of hours he or she is regularly scheduled to work per week multiplied by 52 and then divided by 12.
(h) “Participant” means an Employee who has incurred a Qualifying Termination and has signed a Release that has not been revoked during any revocation period provided under the Release.
(i) “Participating Employer” means a direct or indirect subsidiary of the Company (i) listed on Schedule A, attached hereto, which may change from time to time to reflect new Participating Employers or withdrawing Participating Employers, and (ii) approved by the Plan Sponsor for participation in the Plan.
(j) “Plan” means the “H&R Block Severance Plan,” as stated herein, and as may be amended from time to time.
(k) “Plan Administrator” and “Plan Sponsor” means HRB Management, Inc. The address and telephone number of HRB Management, Inc. is 4400 Main Street, Kansas City, Missouri 64111, (816) 753-6900. The Employer Identification Number assigned to HRB Management, Inc. by the Internal Revenue Service is 43-1632589.
(l) “Qualifying Termination” means the involuntary termination of an Employee, but does not include a termination resulting from:
(i) the elimination of the Employee’s position where the Employee was offered another position with a subsidiary of the Company at a comparable salary and benefit level, or where the termination results from a sale of assets or other corporate acquisition or disposition;
(ii) the redefinition of an Employee’s position to a lower salary rate or grade;
(iii) the termination of an Employee for Cause; or
(iv) the non-renewal of employment contracts.
(m) “Release” means that agreement signed by and between an Employee who is eligible to participate in the Plan and the Employee’s Participating Employer under which the Employee releases all known and potential claims against the Employee’s

Participating Employer and all of such employer’s parents, subsidiaries, and affiliates.
(n) “Release Date” means, with respect to a Release that includes a revocation period, the date immediately following the expiration date of the revocation period in the Release that has been fully executed by both parties. “Release Date” means, with respect to a Release that does not include a revocation period, the date the Release has been fully executed by both parties.
(o) “Severance Period” means the period of time during which a Participant may receive benefits under this Plan. The Severance Period with respect to a Participant begins on the Termination Date. A Participant’s Severance Period will be the shorter of (i) 12 months or (ii) a number of months equal to the whole number of Years of Service determined under Section 2(q), unless earlier terminated in accordance with Section 8 of the Plan.
(p) “Termination Date” means the date the Employee severs employment with a Participating Employer.
(q) “Year of Service” means each period of 12 consecutive months ending on the Employee’s employment anniversary date during which the Employee had at least 1,000 Hours of Service. In determining a Participant’s Years of Service, the Participant will be credited with a partial Year of Service for his or her final period of employment commencing on his or her most recent employment anniversary date equal to a fraction calculated in accordance with the following formula:
Number of days since most recent employment anniversary date
365
Despite an Employee’s Years of Service calculated in accordance with the above, an Employee whose pay grade at his or her Participating Employer fits in the following categories at the time of the Qualifying Termination will be credited with no less than the specified Minimum Years of Service and no more than the specified Maximum Years of Service listed in the following table as applicable to such pay grade:

Pay Grade	Minimum Years of Service	Maximum Years of Service
81-89 and 231-235	6	18
65-80, 140-145, 185-190, and 218-230	3	18
57-64, 115-135, 175-180, and 210-217	1	18
48-56, 100-110, 170, and 200-209	1	18
Notwithstanding the above, if an Employee has received credit for Years of Service under this Plan or under any previous plan, program, or agreement for the purpose of receiving severance benefits before a Qualifying Termination, such Years of Service will be disregarded when calculating Years of Service for such Qualifying Termination under the Plan; provided, however, that if such severance benefits were terminated prior to completion because the Employee was rehired by any subsidiary of the Company then the Employee will be re-credited with full Years of Service for which severance benefits were not paid in full or in part because of such termination.

3.	Eligibility and Participation.

An Employee who incurs a Qualifying Termination and signs a Release that has not been revoked during any revocation period under the Release is eligible to participate in the Plan. An eligible Employee will become a Participant in the Plan as of the Termination Date.

4.	Severance Compensation.

(a) Amount. Subject to Section 8, each Participant will receive during the Severance Period from the applicable Participating Employer aggregate severance compensation equal to:
(i) the Participant’s Monthly Salary multiplied by the Participant’s Years of Service; plus

(ii) one-twelfth of the Participant’s target payout under the Short-Term Incentive Program of the Participating Employer in effect at the time of his or her Termination Date multiplied by the Participant’s Years of Service; plus

(iii) an amount to be determined by the Participating Employer at its sole discretion, which amount may be zero.

(b)	Timing of Payments. Except as stated in Section 4(c), and subject to Section 8,

(i) the sum of any amounts determined under Sections 4(a)(i) and 4(a)(ii) of the Plan will be paid in semi-monthly or bi-weekly installments (the timing and amount of each installment as determined by the Participating Employer) during the Severance Period beginning after the later of the Termination Date or the Release Date; and

(ii) any amounts determined under Section 4(a)(iii) of the Plan will be paid in one lump sum within 15 days after the later of the Termination Date or the Release Date, unless otherwise agreed in writing by the Participating Employer and Participant or otherwise required by law.

(c)	Death. In the event of the Participant’s death prior to receiving all payments due under this Section 4, any unpaid severance compensation will be paid (i) in the same manner as are death benefits under the Participant’s basic life insurance coverage provided by the Participant’s Participating Employer, and (ii) in accordance with the Participant’s beneficiary designation under such coverage. If no such coverage exists, or if no beneficiary designation exists under such coverage as of the date of death of the Participant, the severance compensation will be paid to the Participant’s estate in one-lump sum.

5.	Health and Welfare Benefits.

(a) Benefits. In addition to the severance compensation provided pursuant to Section 4 of the Plan, a Participant may continue to participate in the following health and welfare benefits provided by his or her Participating Employer during the Severance Period on the same basis as employees of the Participating Employer:
(i) medical;
(ii) dental;
(iii) vision;
(iv) employee assistance;
(v) medical expense reimbursement and dependent care expense reimbursement benefits provided under a cafeteria plan;
(vi) life insurance (basic and supplemental); and
(vii) accidental death and dismemberment insurance (basic and supplemental).
For the purposes of any of the above-described benefits provided under a Participating Employer’s cafeteria plan, a Qualifying Termination constitutes a “change in status” or “life event.”
(b) Payment and Expiration. Payment of the Participant’s portion of contribution or premiums for such selected benefits will be withheld from any severance compensation payments paid to the Participant under this Plan. The Participating Employer’s partial subsidization of such coverages will remain in effect until the earlier of:
(i) the expiration or earlier termination of the Employee’s Severance Period, after which time the Participant may be eligible to elect to continue coverage of those benefits listed above that are provided under group health plans in accordance with his or her rights under Section 4980B of the Internal Revenue Code; or

(ii) the Participant’s attainment of or eligibility to attain health and welfare benefits through another employer after which time the Participant may be eligible to elect to continue coverage of those benefits listed above that are provided under group health plans in accordance with his or her rights under Section 4980B of the Internal Revenue Code.
6.	Stock Options.
(a) Accelerated Vesting. Any portion of any outstanding incentive stock options and nonqualified stock options that would have vested during the 18-month period following the Termination Date had the Participant remained an employee with the Participating Employer during such 18-month period will vest as of the Termination Date. This Section 6(a) applies only to options (i) granted to the Participant under the Company’s 1993 Long-Term Executive Compensation Plan, or any successor plan to its 1993 Long-Term Executive Compensation Plan, not less than 6 months prior to his or her Termination Date and (ii) outstanding at the close of business on such Termination Date. The determination of accelerated vesting under this Section 6(a) shall be made as of the Termination Date and shall be based solely on any time-specific vesting schedule included in the applicable stock option agreement without regard to any accelerated vesting provision not related to the Plan in such agreement.
(b) Post-Termination Exercise Period. Subject to the expiration dates and other terms of the applicable stock option agreements, the Participant may elect to have the right to exercise any outstanding incentive stock options and nonqualified stock options granted prior to the Termination Date to the Participant under the Company’s 1984 Long-Term Executive Compensation Plan, its 1993 Long-Term Executive Compensation Plan, or any successor plan to its 1993 Long-Term Executive Compensation Plan that are vested as of the Termination Date (or, if later, the Release Date), whether due to the operation of Section 6(a), above, or otherwise, at any time during the Severance Period and, except in the event that the Severance Period terminates pursuant to Section 8(a), for a period up to 3 months after the end of the Severance Period (notwithstanding Section 8). Any such election shall apply to all outstanding incentive stock options and nonqualified stock options, will be irrevocable and must be made in writing and delivered to the Plan Administrator on or before the later of the Termination Date or Release Date. If the Participant fails to make an election, the Participant’s right to exercise such options will expire 3 months after the Termination Date.
(c) Stock Option Agreement Amendment. The operation of Sections 6(a) and 6(b), above, are subject to the Participant’s execution of an amendment to any affected stock option agreements, if necessary.
7. Outplacement Services. In addition to the benefits described above, career transition counseling or outplacement services may be provided upon the Participant’s

Qualifying Termination. Such outplacement service will be provided at the Participating Employer’s sole discretion. Outplacement services are designed to assist employees in their search for new employment and to facilitate a smooth transition between employment with the Participating Employer and employment with another employer. Any outplacement services provided under this Plan will be provided by an outplacement service chosen by the Participating Employer. The Participant is not entitled to any monetary payment in lieu of outplacement services.
8. Termination of Benefits. Any right of a Participant to severance compensation and benefits under the Plan, and all obligations of his or her Participating Employer to pay any unpaid severance compensation or provide benefits under the Plan will terminate as of the day:
(a) The Participant has engaged in any conduct described in Sections 8(a)(i), 8(a)(ii), 8(a)(iii) or 8(a)(iv), below, as the same may be limited pursuant to Section 8(a)(vi).
(i) During the Severance Period, the Participant’s engagement in, ownership of, or control of any interest in (except as a passive investor in less than one percent of the outstanding securities of publicly held companies), or acting as an officer, director or employee of, or consultant, advisor or lender to, any firm, corporation, partnership, limited liability company, institution, business, government agency, or entity that engages in any line of business that is competitive with any Line of Business of the Company, provided that this Section 8(a)(i) shall not apply to the Participant if the Participant’s primary place of employment by a subsidiary of the Company as of the Termination Date is in either the State of California or the State of North Dakota.
(ii) During the Severance Period, the Participant employs or solicits for employment by any employer other than a subsidiary of the Company any employee of any subsidiary of the Company, or recommends any such employee for employment to any employer (other than a subsidiary of the Company) at which the Participant is or intends to be (A) employed, (B) a member of the Board of Directors, (C) a partner, or (D) providing consulting services.
(iii) During the Severance Period, the Participant directly or indirectly solicits or enters into any arrangement with any person or entity which is, at the time of the solicitation, a significant customer of a subsidiary of the Company for the purpose of engaging in any business transaction of the nature performed by such subsidiary, or contemplated to be performed by such subsidiary, for such customer, provided that this Section 8(a)(iii)

shall only apply to customers for whom the Participant personally provided services while employed by a subsidiary of the Company or customers about whom or which the Participant acquired material information while employed by a subsidiary of the Company.
(iv) During the Severance Period, the Participant misappropriates or improperly uses or discloses confidential information of the Company and/or its subsidiaries.
(v) If the Participant engaged in any of the conduct described in Sections 8(a)(i), 8(a)(ii), 8(a)(iii) or 8(a)(iv) during or after Participant’s term of employment with a Participating Employer, but prior to the commencement of the Severance Period, and such engagement becomes known to the Participating Employer during the Severance Period, such conduct shall be deemed, for purposes of Sections 8(a)(i), 8(a)(ii), 8(a)(iii) or 8(a)(iv) to have occurred during the Severance Period.
(vi) If the Participant is a party to an employment contract with a Participating Employer that contains a covenant or covenants relating to the Participant’s engagement in conduct that is the same as or substantially similar to the conduct described in any of Sections 8(a)(i), 8(a)(ii), 8(a)(iii) or 8(a)(iv), and any specific conduct regulated in such covenant or covenants in such employment contract is more limited in scope geographically or otherwise than the corresponding specific conduct described in any of such Sections 8(a)(i), 8(a)(ii), 8(a)(iii) or 8(a)(iv), then the corresponding specific conduct addressed in the applicable Section 8(a)(i), 8(a)(ii), 8(a)(iii) or 8(a)(iv) shall be limited to the same extent as such conduct is limited in the employment contract and the Participating Employer’s rights and remedy with respect to such conduct under this Section 8 shall apply only to such conduct as so limited.
(b) The Participant is rehired by his or her Participating Employer or hired by any other subsidiary of the Company in any position other than a position classified as seasonal by such employer.
9. Amendment and Termination. The Plan Sponsor reserves the right to amend the Plan or to terminate the Plan and all benefits hereunder in their entirety at any time.
10. Administration of Plan. The Plan Administrator has the power and discretion to construe the provisions of the Plan and to determine all questions relating to the eligibility of employees of Participating Employers to become Participants in the Plan, and the amount of benefits to which any Participant may be entitled thereunder in accordance with the Plan. Not in limitation, but in amplification of the foregoing and of the authority conferred upon the Plan Administrator, the Plan Sponsor specifically intends that the Plan Administrator have the greatest permissible discretion to construe the terms of the Plan and to determine all questions concerning eligibility, participation and benefits. Any such decision made by the Plan Administrator will be binding on all Employees, Participants, and beneficiaries, and is intended to be subject to the most deferential standard of judicial review. Such standard of review is not to be affected by any real or alleged conflict of interest on the part of the Plan Administrator. The decision of the Plan Administrator upon all matters within the scope of its authority will be final and binding.
11. Claims Procedures.
(a) Filing a Claim for Benefits. Participants are not required to submit claim forms to initiate payment of benefits under this Plan. To make a claim for benefits, individuals other than Participants who believe they are entitled to receive benefits under this Plan and Participants who believe they have been denied certain benefits under the Plan must write to the Plan Administrator. These individuals and such Participants are hereinafter referred to in this Section 11 as “Claimants.” Claimants must notify the Plan Administrator if they will be represented by a duly authorized representative with respect to a claim under the Plan.
(b) Initial Review of Claims. The Plan Administrator will evaluate a claim for benefits under the Plan. The Plan Administrator may solicit additional information from the Claimant if necessary to evaluate the claim. If the Plan Administrator denies all or any portion of the claim, the Claimant will receive, within 90 days after the receipt of the written claim, a written notice setting forth:
(i) the specific reason for the denial;
(ii) specific references to pertinent Plan provisions on which the Plan Administrator based its denial;
(iii) a description of any additional material and information needed for the Claimant to perfect his or her claim and an explanation of why the material or information is needed; and
(iv) that any appeal the Claimant wishes to make of the adverse determination must be in writing to the Plan Administrator within 60 days after receipt of the notice of denial of benefits. The notice must advise the Claimant that his or her failure to appeal the action to the Plan Administrator in writing within the 60-day period will render the Plan Administrator’s determination final, binding and conclusive. The notice must further advise the Claimant of his or her right to bring a civil action under Section 502(a) of ERISA following the exhaustion of the claims procedures described herein.
(c) Appeal of Denied Claim and Final Decision. If the Claimant should appeal to the Plan Administrator, the Claimant, or his or her duly authorized representative, must submit, in writing, whatever issues and comments the Claimant or his or her duly authorized representative feels are pertinent. The Claimant, or his or her duly authorized representative, may review and request pertinent Plan documents. The Plan Administrator will reexamine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Plan Administrator will advise the Claimant in writing of its decision within 60 days of the Claimant’s written request for review, unless special circumstances (such as a hearing) require an extension of time, in which case the Plan Administrator will make a decision as soon as possible, but no later than 120 days after its receipt of a request for review.
12. Plan Financing. The benefits to be provided under the Plan will be paid by the applicable Participating Employer, as incurred, out of the general assets of such Participating Employer.
13. General Information. The Plan’s records are maintained on a calendar year basis. The Plan Number is 509. The Plan is self-administered and is considered a severance plan.
14. Governing Law. The Plan is established in the State of Missouri. To the extent federal law does not apply, any questions arising under the Plan will be determined under the laws of the State of Missouri.
15. Enforceability; Severability. If a court of competent jurisdiction determines that any provision of the Plan is not enforceable, then such provision shall be enforceable to the maximum extent possible under applicable law, as determined by such court. The invalidity or unenforceability of any provision of the Plan, as determined by a court of competent jurisdiction, will not affect the validity or enforceability of any other provision of the Plan and all other provisions will remain in full force and effect.
16. Withholding of Taxes. The applicable Participating Employer may withhold from any benefit payable under the Plan all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling. The Participant shall pay upon demand by the Company or the Participating Employer any taxes required to be withheld or collected by the Company or the Participating Employer upon the exercise by the Participant of a nonqualified stock option granted under the Company’s 1984 Long-Term Executive Compensation Plan or its 1993 Long-Term Executive Compensation Plan. If the Participant fails to pay any such taxes associated with such exercise upon demand, the Participating Employer shall have the right, but not the obligation, to offset such taxes against any unpaid severance compensation under this Plan.
17. Not an Employment Agreement. Nothing in the Plan gives an Employee any rights (or imposes any obligations) to continued employment by his or her Participating Employer or other subsidiary of the Company, nor does it give such Participating Employer any rights

(or impose any obligations) for the continued performance of duties by the Employee for the Participating Employer or any other subsidiary of the Company.
18. No Assignment. The Employee’s right to receive payments of severance compensation and benefits under the Plan are not assignable or transferable, whether by pledge, creation of a security interest, or otherwise. In the event of any attempted assignment or transfer contrary to this Section 18, the applicable Participating Employer will have no liability to pay any amount so attempted to be assigned or transferred.
19. Service of Process. The Secretary of the Plan Administrator is designated as agent for service of legal process. Service of legal process may be made upon the Secretary of the Plan Administrator at:
HRB Management, Inc.
Attn: Secretary
4400 Main Street
Kansas City, Missouri 64111
20. Statement of ERISA Rights. As a participant in the Plan, you are entitled to certain rights and protections under ERISA, which provides that all Plan Participants are entitled to:
(a) examine without charge, at the Plan Administrator’s office, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration;
(b) obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, copies of the latest annual report (Form 5500 Series) and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies; and
(c) receive a summary of the Plan’s annual financial report if required to be filed for the year. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report if an annual report is required to be filed for the year.
     In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your Participating Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
     If your claim for a welfare benefit is denied or ignored, in whole or in part, you have the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials to you and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U. S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
     If you have any questions about the Plan, you should contact the Plan Administrator. If you have questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.
     IN WITNESS WHEREOF, HRB Management, Inc. adopts this Severance Plan, as amended and restated, effective this 11th day of August, 2003.

HRB MANAGEMENT, INC.
/s/ Mark A, Ernst
Mark A. Ernst
President and Chief Executive Officer

Schedule A
Participating Employers
Block Financial Corporation
Financial Marketing Services, Inc.
Franchise Partner, Inc.
H&R Block Investments, Inc.
H&R Block Services, Inc. and its U.S.-based direct and indirect subsidiaries
HRB Business Services, Inc.
H&R Block Small Business Resources, Inc.
HRB Management, Inc.
HRB Retail Services, Inc.
OLDE Financial Corporation and its U.S.-based direct and indirect subsidiaries, which subsidiaries include H&R Block Financial Advisors, Inc.